UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

FIRST MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA

(State or other jurisdiction of incorporation)

0-17071	35-1544218
(Commission File Number)	(IRS Employer Identification No.)

200 East Jackson Street

P.O. Box 792

Muncie, Indiana	47305-2814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 747-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 23, 2010, First Merchants Corporation (the “Company”) received a response from the United States Department of the Treasury (the “Treasury Department”) expressing its willingness to consent to management’s proposed exchange: (a) of up to 58,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Designated Preferred Stock”), having a liquidation amount of $1,000 per share currently held by the Treasury, for (b) approximately $58,000,000 in aggregate principal amount of trust preferred securities (“Trust Preferred Securities”) to be issued through the Company’s wholly-owned subsidiary trust, First Merchants Capital Trust III.

The shares of Designated Preferred Stock, which were issued to the Treasury Department in connection with the Troubled Assets Relief Program’s Capital Purchase Program (“TARP”), would be cancelled.  After the exchange, the Treasury Department would continue to hold no less than 58,000 shares of Designated Preferred Stock along with warrants to purchase up to 991,453 shares of the Company’s common stock also issued pursuant to TARP.  The terms of the Designated Preferred Stock and warrants were previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2009.

The Treasury Department’s willingness to consent to the partial exchange of Designated Preferred Stock for Trust Preferred Securities is also subject to (i) the exchange not decreasing the Company’s Tier 1 Capital (ii) entering into definitive documentation acceptable to the Treasury Department at its sole discretion, and (iii) the Company paying the Treasury Department’s accrued and unpaid Preferred Stock dividends on the closing date of the requested partial exchange of Designated Preferred Stock for Trust Preferred Securities. Furthermore, the Treasury Department’s consent is based on the Company’s raising capital through a registered direct private placement of between 2,100,000 and 4,200,000 common shares. The Company is currently finalizing such an offering and plans to consummate the offering within the next two weeks.

Management anticipates the exchange of Designated Preferred Securities for Trust Preferred Securities would be at a level between $40 million and $58 million, which would prompt recording a gain of $10 million to $14 million reflecting the net accounting benefit of the favorable interest rate terms of the newly issued Trust Preferred Securities compared to current market rates.

The Trust Preferred Securities, as proposed, would have a fixed maturity date of February 23, 2039, paying an annual tax deductible distribution rate of 7.7% (the current required CPP 5% non-deductible dividend rate divided by the Company’s 35% Federal Tax Rate), which steps up to an annual tax deductible distribution rate of 13.8% (the current required step-up CPP 9% non-deductible dividend rate divided by the Company’s 35% Federal Tax Rate) on February 23, 2014. The shares could be redeemed at any time by the Company with 30 days’ prior notice. The deductibility of the interest expense on the newly issued Trust Preferred Securities produces an identical cost pertaining to the Company’s current CPP obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 25, 2010.

FIRST MERCHANTS CORPORATION

By: /s/ Mark K. Hardwick
Mark K. Hardwick,
Executive Vice President and

Chief Financial Officer